Exhibit 10.6

SEPARATION OF EMPLOYMENT

AND GENERAL RELEASE AGREEMENT

This Separation of Employment and General Release Agreement (“Agreement”) is made and entered into by and between John C. Ferrara, for himself and his heirs, executors, administrators and assigns (hereinafter “Mr. Ferrara”), and EDGAR Online Inc. (hereinafter “EDGAR” or “the Company”), for itself and its successors and assigns, as follows:

WHEREAS, Mr. Ferrara has been employed by EDGAR as the Company’s Chief Financial Officer;

WHEREAS, Mr. Ferrara will resign from EDGAR on March 31, 2010 (the “Resignation Date”);

WHEREAS, through this Agreement, EDGAR will provide Mr. Ferrara with consideration, and Mr. Ferrara will provide EDGAR with consideration, for which Mr. Ferrara and EDGAR agree to undertake the obligations set forth in this Agreement, including executing the Mutual Release attached hereto as Exhibit A (“the Mutual Release”);

IT IS HEREBY AGREED by and between Mr. Ferrara and EDGAR as follows:

1. Mr. Ferrara will resign from EDGAR on the Resignation Date. Mr. Ferrara acknowledges that, as of the Resignation Date, his employment relationship, including any and all officer and director positions, has been permanently and irrevocably severed and that the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ him in the future.

2. Mr. Ferrara will execute and deliver to Edgar the Mutual Release after the Resignation Date, on or before April 2, 2010. Mr. Ferrara also acknowledges that EDGAR’s obligations under the Agreement, including the consideration in Paragraph 4, are contingent upon his timely execution of the Mutual Release.

3. EDGAR will execute and deliver to Mr. Ferrara the Mutual Release on the same date and at the same time that Mr. Ferrara delivers the Mutual Release to EDGAR pursuant to Paragraph 2. EDGAR agrees that if it fails to make timely payment of its obligations under Paragraph 4(a), it will pay Mr. Ferrara within five (5) business days of a notice by Ferrara to EDGAR of a breach of Paragraph 4(a), $225,000, if such notice is delivered on or before August 30, 2010, or $200,000, if such notice is delivered after August 30, 2010, less any amounts already paid pursuant to Paragraph 4(a) (collectively, the “Payment Amount”),. EDGAR acknowledges that the Payment Amount is a reasonable measure of Mr. Ferrara’s anticipated harm from a breach of Paragraph 4(a), and EDGAR further agrees that it shall not contend that the Payment Amount the pursuant to this Paragraph in the event of its breach of Paragraph 4(a) is not enforceable. Payment of the Payment Amount pursuant to this Paragraph shall be in lieu of any remaining payments owed under Paragraph 4(a), but all other rights of Mr. Ferrara and EDGAR under this Agreement shall remain in effect.

4. EDGAR, for and in consideration of the undertakings of Mr. Ferrara, and intending to be legally bound, agrees to:

a.	Pay Mr. Ferrara a gross amount of $18,750 a month for a period of 10 months (“the Payment Period”), totaling $187,500. Payments made during the Payment Period will be subject to applicable tax withholdings, and will be made through EDGAR’s regularly scheduled payroll, beginning with the first payroll cycle after Mr. Ferrara executes the Release.

b.	Continue Mr. Ferrara’s health and dental benefits during the Payment Period at the rates Mr. Ferrara is currently paying for those benefits.

c.	The vesting of Mr. Ferrara’s stock options as follows:

i.	Mr. Ferrara owns unvested options to purchase 76,666 shares of EDGAR’s common stock. Options to purchase 50,000 of said shares will vest during the Exercise Period as follows:

1.	Grant Date	Option Price	Options to Vest

	2/2/09	$1.01	33,333
	6/23/08	$1.76	16,667
	Total		50,000

2.	The “Exercise Period” for these options is defined as the shorter of (a) five (5) years from the Resignation Date; and (b) the period for which the options would have been exercisable had Mr. Ferrara not resigned from the Company.

ii.	Mr. Ferrara’s options to purchase the remaining 26,666 shares will terminate on the Resignation Date. These options are as follows:

1.	Grant Date	Option Price	Options to Vest

	6/23/08	$1.76	9,999
	3/3/08	$2.69	16,667
	Total		26,666

5. Except as set forth herein, it is expressly agreed and understood that EDGAR will not have any obligation to provide Mr. Ferrara at any time in the future with any payments, benefits or considerations other than those recited in Paragraphs 4(a) - 4(c).

6. To the extent permitted by applicable law, all rights of Mr. Ferrara for indemnification that existed on the day before the Resignation Date, shall continue on and after the Resignation Date.

7. Mr. Ferrara and EDGAR acknowledge that the Agreement by Mr. Ferrara and EDGAR, described herein, is not and shall not be construed to be an admission by either of them of any violation of any federal, state or local statute or regulation, or of any duty owed by Mr. Ferrara or by EDGAR, and that this Agreement is made voluntarily to provide an amicable conclusion of Mr. Ferrara’s employment relationship with the Company.

8. Mr. Ferrara covenants that, on or before the Resignation Date, he will return all items of property and documents in his possession belonging to EDGAR, provided that, Mr. Ferrara may retain the laptop computer that EDGAR provided to him after he provides the Company with an opportunity at its expense to remove all company software and data from such computer.

9. Mr. Ferrara agrees that he shall not make any critical, negative or disparaging statement, either written or verbal, about EDGAR, its officers, directors, managers, employees, shareholders, or affiliates, or about the Company’s operations procedures, activities, services, policies and practices. EDGAR agrees that it shall not, directly or indirectly, make any critical, negative, or disparaging statements about Mr. Ferrara.

10. Mr. Ferrara represents that he has not filed any claims, complaints, grievances, or charges against EDGAR in any forum or with any agency whatsoever. Mr. Ferrara agrees that he will cooperate with EDGAR and its subsidiaries or affiliates in any proceedings against the Company about which he may have knowledge of the facts involved. Mr. Ferrara further agrees that he will make himself available voluntarily to discuss and testify regarding facts known to him and his knowledge regarding any proceedings against EDGAR. EDGAR shall reimburse Mr. Ferrara for any reasonable expenses incurred and provide Mr. Ferrara with reasonable compensation for time spent in connection with his cooperation upon the submission of appropriate documentation of said expenses and time, provided that, EDGAR shall reimburse expenses but not otherwise compensate Mr. Ferrara for the time that such cooperation calls for Mr. Ferrara to provide sworn oral testimony.

11. Mr. Ferrara agrees as follows:

a.	That for a period of ten (10) months from the Resignation Date, he will not directly or indirectly contact, solicit or direct any person, firm, or corporation to contact or solicit, any of EDGAR’s customers, prospective customers, or business partners for the purpose of selling or attempting to sell any products and/or services that are the same or substantially similar to the products and services provided by EDGAR to its customers during Mr. Ferrara’s employment with the Company. In addition, Mr. Ferrara agrees that he will not disclose the identity of any such business partners, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

b.	That for a period of ten (10) months from the Resignation Date, he will not directly or indirectly engage or carry on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, investor—other than a passive investor with less than a 5% interest—trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition with the business of the Company, and has an office located within one hundred fifty (150) miles of the Company’s New York City Office.

c.	That for a period of ten (10) months from the Resignation Date, he will not solicit on his own behalf or on behalf of any other person the services of any person who is an employee of EDGAR, or solicit any of EDGAR’s employees to terminate employment with the Company.

12. Mr. Ferrara agrees that his obligations under this Agreement, including his obligations under Paragraph 11, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for EDGAR to protect its legitimate business interests. Mr. Ferrara further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge.

13. Mr. Ferrara agrees:

a.	That he will not disclose to any party any CONFIDENTIAL INFORMATION, as that term is defined in the EDGAR Employee Confidentiality Agreement Mr. Ferrara executed, nor shall he use any such information, directly or indirectly, for the benefit of himself or any third party.

b.	To abide by his prior agreement to (1) assign to EDGAR any and all INTELLECTUAL PROPERTY, as that term is defined in the EDGAR Employee Confidentiality Agreement Mr. Ferrara executed, that he made or developed during his employment with the Company; and (2) to promptly deliver to Philip Moyer all electronic data, computer programs, papers, drawings, models and other material relating to any INTELLECTUAL PROPERTY that Mr. Ferrara made or developed during his employment with the Company.

14. Mr. Ferrara and EDGAR hereby certify that he and it:

a.	has read the terms of this Agreement;

b.	has been informed, through this document, that he or it should discuss this Agreement with an attorney of his or its own choice and has had the opportunity to do so;

c.	understands the terms and effects of this Agreement;

d.	has been provided with copies of any and all Company documents which he or it wishes to review in advance of signing this Agreement;

e.	through this Agreement, will receive substantial consideration for which he or it agrees to undertake the obligations set forth in this Agreement and the attached Mutual Release;

f.	has the intention of releasing all claims recited in the Mutual Release in exchange for the consideration described herein, which he and it acknowledge as adequate and satisfactory to him and it;

g.	neither EDGAR nor any of its agents, representatives or attorneys has made any representations to Mr. Ferrara concerning the terms or effects of this Agreement other than those contained herein; and

h.	neither Mr. Ferrara nor any of his agents, representatives or attorneys has made any representations to EDGAR concerning the terms or effects of this Agreement other than those contained herein.

15. This Agreement shall be governed by, and interpreted under, the laws of the State of Connecticut without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

16. Mr. Ferrara acknowledges that he has been given twenty-one (21) days to review and consider the Agreement and Mutual Release before signing them.

17. Mr. Ferrara acknowledges that he has the right to revoke the Agreement and Release for a period of seven (7) days following the execution of the Mutual Release (“the Revocation Period”) by sending written notice, within said seven (7) day period, to Justin Chairman, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103. If Mr. Ferrara exercises this right to revoke, the Agreement and the Mutual Release will become null and void, and neither Mr. Ferrara nor EDGAR shall have any obligations thereunder. Because of this Revocation Period, EDGAR and Mr. Ferrara agree that the Agreement and Release will be “effective” on the 8th day after execution of the Release, provided that Mr. Ferrara does not timely deliver to EDGAR written notice of his revocation.

18. The parties affirm that the terms stated herein are the only consideration for signing this Agreement, and that no other representations, promises, or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement.

19. The parties agree that if any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

20. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the dates set forth below.

Dated: March19, 2010	/s/ John Ferrara
John Ferrara

Dated: March19, 2010	EDGAR Online, Inc.

	BY:	/s/ Philip Moyer
Philip Moyer

EXHIBIT A

MUTUAL RELEASE

1. Mr. Ferrara agrees that, in exchange for the consideration set forth in Paragraphs 3 and 4 of the Agreement, he releases and forever discharges, to the maximum extent permitted by law, EDGAR and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, grievances, lawsuits or liabilities of any kind (collectively, “Claims”) as described below which Mr. Ferrara, his heirs, agents, administrators or executors have or may have against EDGAR or any of the other Releasees relating in any way to his employment with or the termination of his employment from EDGAR, or any actions taken or business conducted by EDGAR prior to the date of this Release, , but excepting Claims with respect to vested benefits under the Company’s 401-(k) plan and Claims under the Separation of Employment and General Release Agreement (the “Separation Agreement”).

a. By agreeing to this Release, Mr. Ferrara agrees that he is waiving, to the maximum extent permitted by law, any and all Claims relating in any way to his employment with or the termination of his employment from EDGAR, or any actions taken or business conducted by EDGAR prior to the date of this Release, but excepting Claims with respect to vested benefits under the Company’s 401-(k) plan and Claims under the Separation Agreement, , including but not limited to the following:

i.	any Claims having anything to do with Mr. Ferrara’s employment with EDGAR and/or any of its parent, subsidiary, related and/or affiliated companies;

ii.	any Claims having anything to do with the separation of Mr. Ferrara’s employment with EDGAR and/or any of its parent, subsidiary, related and/or affiliated companies;

iii.	any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

iv.	any Claims for reimbursement of expenses of any kind;

v.	any Claims for attorneys’ fees or costs;

vi.	any Claims under the Employee Retirement Income Security Act (“ERISA”);

vii.

any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e; the Civil Rights Act of 1866, the Age Discrimination in Employment Act, 29 U.S.C. § 621 (including the Older Worker’s Benefit Protection Act); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101; the Rehabilitation Act of 1973, 29 U.S.C. § 701; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the Connecticut

Fair Employment Practices Act, the Connecticut Unfair Trade Practices Act, the Connecticut Wage Hour and Wage Payment Laws, the Connecticut Family and Medical Leave Act, each as amended, the common law of the State of Connecticut and the State of New York.

viii.	any Claims under the Sarbanes-Oxley Act;

ix.	any Claims for violation of public policy;

x.	any whistleblower or retaliation Claims;

xi.	any Claims for emotional distress or pain and suffering; and/or

xii.	any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

b. The term “Releasees” includes: EDGAR and any parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, insurers, partners, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

c. This Release includes all Claims known or unknown by Mr. Ferrara, those that he may have already asserted or raised, as well as those that he has never asserted or raised.

2. EDGAR, on behalf of itself, parents, subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns, agrees that it fully and forever waives, releases, acquits and discharges Mr. Ferrara, and his heirs, successors and assigns, from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that exist or may in the future exist arising from or relating to events, acts or omissions from the beginning of time until the date Mr. Ferrara signs this Release, but excepting Claims with respect to vested benefits under the Company’s 401-(k) plan and Claims under the Separation Agreement.

Dated:
John Ferrara

Dated:	EDGAR Online, Inc.

BY:
Philip Moyer